Exhibit 99.1

IMPCO Reports Favorable Third Quarter 2004 Results

CERRITOS, Calif., November 4, 2004 /PRNewswire/ — IMPCO Technologies, Inc. (Nasdaq: IMCO), today reported results for its third quarter ended September 30, 2004.

IMPCO’s third quarter fiscal 2004 results were $30.1 million in revenues and $2.4 million in operating income, as compared to $18.7 million in revenues and $0.4 million in operating income in the same period in 2003. Third quarter of fiscal year 2004 revenues increased $11.4 million, or 61%, while operating income increased $2.0 million, or 500%, compared to the same period in 2003. Net income for the third quarter of 2004 was $0.5 million and 3 cents net income per share, compared to a net loss of ($1.2) million and 8 cents net loss per share in the same period in 2003.

IMPCO’s nine month fiscal 2004 results were $91.2 million in revenues and $7.8 million in operating income, as compared to $56.6 million in revenues and $2.6 million in operating income in the comparable nine month period of 2003. Nine month fiscal 2004 revenues increased $34.6 million, or 61%, while operating income increased $5.2 million, or 200%, compared to the same period in 2003. Net income for the nine months of fiscal 2004 was $2.0 million and 10 cents net income per share, compared to a net loss of ($1.0) million and 6 cents net loss per share in the same period in 2003.

Mr. Robert Stemmler, Chairman and CEO said that, “the third quarter’s favorable results and the year-to-date outstanding performance of the company were due to underlying strengths which have been built into IMPCO over the past two years”. He added, “These strengths include a leading position in the rapidly expanding emission controlled off-highway industrial market in the U.S., a leading position in the large overseas motor vehicle market, and the low operating expenses of all USA and international business units”.

Commenting on the growth of the industrial market, Mr. Stemmler stated, “the industrial market was responsible for the company’s revenue growth year-to-date and represents a 116% improvement over the same period last year”. In regard to the new emission controlled off-highway business in the U.S., Mr. Stemmler cited that it was the major factor for the growth of the industrial market with year-to-date revenues of $29.4 million.

Referring to the international motor vehicle market, Mr. Stemmler said that the net income contribution from our joint venture partner, BRC, has also been a major factor in the company’s performance. He said, “Our 50% unconsolidated subsidiary, which is a leader in the global motor vehicle market, is having an outstanding year through growth in the European Union, Eastern Europe, India and South American regions. BRC revenues, which are not consolidated into IMPCO, have increased 39% to $38.7 million in the first three quarters of this year in comparison to the same period in CY03.”

Mr. Stemmler said that IMPCO’s past efforts to reduce operating costs and improve efficiency was also an indirect contributor to the favorable results of the company. He said third quarter year-to-date SG&A costs were approximately the same as last year and noted that this was accomplished despite added expenses of approximately $200,000 which were primarily due to implementation of the Sarbanes Oxley requirements. As a percent of sales, SG&A was 14.6% third quarter year-to-date versus 24% last year.

Mr. Stemmler referred those interested in the acquisition of the remaining 50% of BRC to review IMPCO’s October 25, 2004 8-K filing on the subject.

Earnings Call Scheduled for November

IMPCO will host a conference call to discuss financial results on Thursday, November 4, 2004 at 4:30 p.m. EST, 1:30 p.m. PST. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (706) 679-3125. In order to ensure participation, please dial in 15 minutes prior to the scheduled time. A recording of the call will be available for 24 hours and can be accessed by calling (800) 642-1687 or (706) 645-9291, reference conference code #1868575.

IMPCO and BRC design, manufacture, market and supply advanced alternative fuel systems and related products for the transportation, industrial and power generation markets. Headquartered in Cerritos, California and Cherasco, Italy, they have offices in Asia, Europe, Australia and South and North America. More information can be found at IMPCO’s web side, http://www.impco.ws and at BRC’s web site, http://www.brc.it.

Except for historical information, the statements, expectations and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the company’s expectations regarding revenues in future periods and trends in the global economy and environmental regulation that impact our business from time to time. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Accordingly, you should not construe statements of anticipated performance or planned courses of action as assurances or promises, and note that our statements of expectations are based on information currently available to management. Factors that could cause actual results to differ materially from our forward-looking statements include, among other factors, prevailing market and global economic conditions; changes in environmental regulations that impact the demand for our products; our ability to manage our leverage and address operating covenant restrictions relating to our indebtedness; our ability to negotiate and comply with waivers pertaining to existing loan covenant defaults; the company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the company’s ability to meet OEM specifications; and the level and success of the company’s development programs with OEMs. Readers also should consider the risk factors set forth from time to time in our SEC reports, including but not limited to those contained in the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operation – Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For further information, please contact Mr. Dale Rasmussen, Investor Relations, +1-206-315-8242.

IMPCO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

Three and Nine Months Ended September 30, 2003 and 2004

(In thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Revenue	$18,669	$30,064	$56,581	$91,146
Costs and expenses:
Cost of revenue	12,864	21,933	38,247	66,874
Research and development expense	911	1,189	2,693	3,190
Selling, general and administrative expense	4,482	4,542	13,036	13,279

Total costs and expenses	18,257	27,664	53,976	83,343
Operating Income	412	2,400	2,605	7,803
Interest expense, net	1,552	1,504	2,808	4,163

Income from operations before income taxes	(1,140)	896	(203)	3,640
Equity share in (income) loss of unconsolidated affiliates	617	(435)	617	(718)
Income tax expense (benefit)	(703)	483	(328)	1,499

Income from operations before minority interest	(1,054)	848	(492)	2,859
Minority interest in income of consolidated subsidiaries	185	343	478	853

Net income (loss)	$(1,239)	$505	$(970)	$2,006

Net income (loss) per share:
Basic net income (loss)	$(0.08)	$0.03	$(0.06)	$0.11

Diluted net income (loss)	$(0.08)	$0.03	$(0.06)	$0.10

Number of shares used in per share calculation:
Basic	16,459	18,617	16,443	18,595

Diluted	16,459	19,478	16,443	19,704

IMPCO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	December 31, 2003	September 30, 2004
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,524	$6,781
Restricted cash	724
Accounts receivable, net	14,051	27,094
Inventories:
Raw materials and parts	9,347	10,220
Work-in-process	277	270
Finished goods	8,275	6,344

Total inventories	17,899	16,834
Deferred tax assets	283	129
Other current assets	1,648	2,145

Total current assets	44,129	52,983
Equipment and leasehold improvements
Dies, molds and patterns	6,572	7,160
Machinery and equipment	7,792	7,967
Office furnishings and equipment	8,545	7,949
Automobiles and trucks	402	415
Leasehold improvements	3,597	3,667

	26,908	27,158
Less accumulated depreciation and amortization	18,589	19,282

Net equipment and leasehold improvements	8,319	7,876

Net goodwill and intangibles	10,106	9,901
Deferred tax assets, net	9,476	9,058
Investment in affiliates	25,500	26,532
Other assets	3,606	3,539

	$101,136	$109,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,082	$10,241
Accrued payroll obligations	2,762	2,833
Other accrued expenses	4,195	4,423
Current revolving line of credit	5,238	9,943
Current maturities of long-term debt and capital leases	713	399

Total current liabilities	21,990	27,839
Term loans, net of discount	17,617	18,968
Capital leases	95	164
Other liabilities	1,483	1,330
Minority interest	2,822	2,638
Stockholders’ equity:
Preferred stock, $.001 par value, authorized 500,000 shares; none issued and outstanding at December 31, 2003 and September 30, 2004	—	—
Common stock, $.001 par value, authorized 100,000,000 shares; 18,616,649 outstanding at September 30, 2004 (18,568,721 at December 31, 2003)	19	19
Additional paid-in capital	132,190	132,780
Shares held in treasury	(312)	(360)
Accumulated deficit	(74,993)	(72,994)
Accumulated other comprehensive income (loss)	225	(495)

Total stockholders’ equity	57,129	58,950

	$101,136	$109,889